SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
            OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


Filed by the registrant / /

Filed by a party other than the registrant /X/

Check the appropriate box:

         / /    Preliminary Proxy Statement
         / /    Confidential, for Use of the Commission Only (as permitted by
                Rule 14a-6(e)2))
         / /    Definitive Proxy Statement
         /X/    Definitive Additional Materials
         / /    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12



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                  (Name of Registrant as Specified in Charter)


             THE COMMITTEE TO REVITALIZE DOMINION BRIDGE CORPORATION
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      (Name of Person(s) filing Proxy Statement, if other than Registrant)


         Payment of filing fee (check the appropriate box):

         /X/      No fee required.

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2)      Aggregate number of securities to which transaction applies:

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         (3)      Per  unit  price  or other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         / /      Fee paid previously with preliminary materials.


         / /      Check  box if any part of the fee is  offset  as  provided  by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was


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paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:



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         (2)      Form, Schedule or Registration Statement no.:



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         (3)      Filing Party:



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         (4)      Date Filed:

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         Attached is a press release issued today by the Committee. Although the
Committee has today asked the Securities and Exchange Commission ("SEC") to investigate the matters referred to in the press release, no inference should be drawn that the SEC will, in fact, undertake any such investigation, or that the SEC has any viewpoint with respect to the allegations made by the Committee.

From: The Committee to Revitalize       For Release:              IMMEDIATELY
      Dominion Bridge Corporation
                                        Contact:         John D. Kuhns
                                                         (212) 953-1010 or
                                                         (860) 435-7000
                                                         John M. Dutton
                                                         (213) 630-4401
                                                         Henry Hermann
                                                         Kuhns Brothers & Co.
                                                         (214) 871-0404


                     COMMITTEE TO REVITALIZE DOMINION BRIDGE
                     UNCOVERS SECRET VOTE-BUYING SCHEME AND
                    SLUSH FUND ENGINEERED BY MICHEL MARENGERE


                  New York -- August 8, 1997 -- The Committee to Revitalize Dominion Bridge Corporation announced today that it has uncovered a secret vote-buying scheme currently being engineered by Michel Marengere, the Chairman and CEO of Dominion Bridge.

                  Earlier this week, Mr. Marengere approached certain European stockholders, who had acquired an aggregate of approximately 10% of the common stock in 1996 as purchasers of the highly dilutive convertible preferred stock deal. Mr. Marengere is now offering to buy their stock for $2.00 per share, in cash, in return for their promise to abstain from voting in support of the Committee's consent solicitation.

                  At least part of the financing for this illegal tender offer is apparently coming from a Swiss company controlled by Mr. Marengere, which has received millions of dollars as "commissions" for arranging the Company's March 1996 preferred stock deal and


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other  foreign  transactions.  The  payments  into this  slush  fund were  never disclosed to stockholders or reflected in SEC filings.

                  Even more startling, the Committee also learned that in 1996, in order to help complete the preferred stock deal, Dominion Bridge secretly committed to repurchase its stock from the buyers of the preferred stock in the event the market price of the common stock fell below $2.00 per share. This repurchase obligation was never disclosed to stockholders or reflected in Dominion Bridge's financial statements or SEC filings.

                  Mr. John Kuhns, the Chairman of the Committee, stated: "This is a desperate, last-minute attempt by Mr. Marengere to subvert shareholder democracy. Not surprisingly, it is totally in character for Mr. Marengere and symptomatic of how he runs the Company. We wonder why the Board of Directors has continually condoned this kind of behavior."

                  "Shareholders should realize," Mr. Kuhns continued, "that if the Committee is thwarted at the last minute by these illegal tactics from obtaining the necessary consents to oust management, we will not give up the fight. In fact, under Delaware law the Committee is free to start a new consent solicitation campaign at any time. The message to Dominion Bridge's management and Board of Directors should be crystal clear: we are not going away, and we

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cannot be bought off or scared away through Mr.  Marengere's  secret and illegal schemes."

                  Mr. Kuhns concluded, "The core issue underlying the Committee's consent solicitation to oust Dominion Bridge's senior management is competence and ethics. Until these are restored, shareholder value will continue to languish at today's depressed level. The simple truth is that no reputable financial or business partner would want to do business with Dominion Bridge so long as the current management team is in place. Their track record for self-dealing, misinformation, shoddy ethics and secret, illegal schemes has made them a pariah in the business community. Shareholders who are "sitting on the fence" waiting for the Company or Legg Mason to produce an acquisition proposal should wake up and smell the foul odor which pervades this Company. The only alternative available to shareholders is to embrace the Committee's proposal and replace senior management now."

                  The Committee also announced that it has asked the Securities and Exchange Commission to immediately investigate the illegal tactics and activities which Mr. Marengere and the Company have been engaged in. The Committee believes that there exist numerous violations of the federal proxy rules, tender offer rules, foreign corrupt practice laws and the anti-fraud provisions of the federal securities laws.

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                  Once again,  the Committee  urges  shareholders to vote now to oust the Company's senior management. If any shareholder requires assistance in submitting the WHITE consent card, they should immediately contact Georgeson & Co. at 800-223-2064.

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